August 7, 2020

Siren ETF Trust

2600 Philmont Avenue, Suite 215

Huntingdon Valley, Pennsylvania 19006

Re:	Registration Statement Filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We hereby consent to the references to our Firm and the discussion of our Firm’s opinion regarding certain tax matters (the “Opinion”) in Siren ETF Trust’s Registration Statement filed on Form N-14 (the “Registration Statement”) under the Information Statement/Prospectus headings “SUMMARY OF KEY INFORMATION - Will there be any tax consequences resulting from the Reorganizations?”, “THE PROPOSED REORGANIZATIONS - Summary of Agreement and Plan of Reorganization”, and “THE PROPOSED REORGANIZATIONS - Federal Income Tax Considerations.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of the Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius llp 1701 Market Street Philadelphia, PA 19103-2921 United States	+1.215.963.5000 +1.215.963.5001